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                                                                   Exhibit 10.1


                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT



         THIS AMENDMENT AND RESTATED AGREEMENT is entered into as of the 9th day of December 1994 between PRO TECH COMMUNICATIONS, INC., a Florida corporation ("Corporation"), and KEITH LARKIN ("Employee").

         NOW, THEREFORE, the parties hereto agree as follows:

                 1. Term. The term of this Agreement shall commence as of the date first above written, and unless sooner terminated hereunder, shall terminate five (5) years after the date first above written.

                 2. Title. Employee shall serve as the President and Treasurer, or in any other position consistent with Employee's status to which he may hereafter be elected or appointed during the term of this Agreement.

                 3. Compensation. For all services rendered by Employee to Corporation hereunder during each twelve (12) months of this Agreement, Employee shall receive an annual salary in the maximum amount of $90,000. Employee shall be entitled to receive an annual salary of $90,000 during a given fiscal year only if Corporation generates annual sales for such fiscal year of at least $2 million and pre-tax income equal to at least 20% of Corporation's annual sales. If, however, the Board of Directors (the "Board") of Corporation determines, at any time during a fiscal year of Corporation, that Corporation will not achieve the financial results referred to in the preceding sentence, the Board shall set the dollar amount of periodic payments and the annual salary to be paid to Employee for a such fiscal year, taking into account Corporation's projected financial performance and the cash required to satisfy Corporation's anticipated operating expenditures. Accordingly, Employee acknowledges and understands that he is not guaranteed any minimum amount of annual salary, unless Corporation achieves the financial results referred to in this Section 3. The $90,000 maximum annual salary figure shall be increased each year after the initial twelve-month period of this Agreement by an amount, determined in the sole discretion of the Board of Directors of the Corporation, of not less than the percentage increase in the United States Consumer Price Index published by the Bureau of Labor Statistics, United States Department of Labor. The salary shall be paid in equal bi-weekly installments or any other payment mode in which Corporation pays its executive officers.

                 4. Duties. During the term of this Agreement, Employee shall serve under the direction and control of Corporation's Board of Directors. Employee's duties shall include, without limitation, the supervision, management and control of all of the daily operations of Corporation. Employee shall devote all of his time, energy and skills to the faithful and diligent performance of his duties.
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                 5.       Expenses.  During the term of this Agreement,
Corporation shall allow Employee reasonable travel, entertainment and other expenses incurred by Employee in furtherance of the business of Corporation. Corporation shall reimburse Employee for any such expenses paid by him subject to the rules adopted by Corporation for handling such reimbursements.

                 6. Employee Benefits. Employee shall be entitled to participate in any and all fringe benefit plans or programs, including, but not limited to, insurance, and deferred compensation plans, maintained by Corporation for the benefit of all executives of Corporation.

                 7. Confidential Data. Employee agrees while employed by Corporation and thereafter for a period of three years not, directly or indirectly, to disclose or use to the detriment of the Corporation or for the benefit of any other person or firm any confidential information or trade secrets which are not readily available in the public domain (including, but not limited to, the identity and particular needs of any customer of the Corporation, the methods and techniques of any of the businesses of the Corporation, the marketing plans and objectives of the Corporation, the intellectual property rights of any product of the Corporation) belonging to the Corporation, unless Employee has first obtained the express written consent of Corporation. Employee shall deliver promptly to Corporation upon termination of employment, or at any time Corporation may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints, formulas, and other documents (and all copies thereof) relating to the business of Corporation and all property associated therewith, then possessed or under the control of the Employee. In the event of a breach or threatened breach by Employee of the provisions of this paragraph 7, Corporation shall be entitled to an injunction restraining Employee from disclosing, in whole or in part, such information, or from rendering any services to any person, firm, corporation, association or other entity to whom such information, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing contained herein shall be construed as prohibiting Corporation from pursuing any other remedies available to Corporation for such breach or threatened breach, including recovery of damages from Employee. This paragraph 7 shall survive the termination of this Agreement.

                 8. Discoveries and Inventions. Employee hereby assigns, without further consideration, to Corporation, all of his rights, title and interest in and to any and all inventions, discoveries, developments, improvements, processes, trade secrets, trademark, copyright and patent rights in the United States and elsewhere, techniques, designs, data and all other work product, whether tangible or intangible, which: (i) Employee has conceived, reduced to practice or otherwise created, either alone or jointly with others, at any time during the five (5) years prior to the commencement of the term of this Agreement, including, without limitation, all such inventions with respect to lightweight telephone headsets, including, without limitation, all such inventions with respect to Corporation's "Pro Com"





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and "Trinity" models; and (ii) Employee conceives, reduces to practice, or otherwise creates, either alone or jointly with others, during the term of Employee's employment with Corporation. Employee shall perform all acts reasonably required by Corporation to enable Corporation to learn of, develop and protect the rights it receives hereunder, including, but not limited to, making full and immediate disclosure to Corporation and assisting in the preparation and execution of all documents required to acquire and convey to Corporation those items listed in this paragraph 8 hereof and patent, copyright and trademark protection in the United States and elsewhere, all at no cost to Employee.

                 9.       Non-Competition.

                          a.      Employee covenants and agrees that, while in
the employment of Corporation and for three (3) years after the termination of this Agreement, Employee shall not, for his own account or either as agent, consultant, servant or employee, or as a shareholder of any corporation or member of any firm, own, manage, operate, join, control, or participate in the ownership, management, operation or control of any individual, or that division or part of any entity or business that is a competitor of Corporation.

                          b.      In the event of an actual or threatened
breach by Employee of any of the provisions in paragraph 9a. hereof, Corporation shall be entitled to an injunction restraining Employee from the prohibited conduct without the necessity of establishing irreparable injury to Corporation unless required under Florida law. If a court of competent jurisdiction should hold that the duration and/or scope (geographic or otherwise) of the covenants contained in paragraph 9a. hereof are in violation of Florida law, then, to the extent permitted by Florida law, the court shall enforce all such covenants (geographic and otherwise) to the fullest extent permitted under Florida law and the parties hereto agree to be bound by same, subject to their rights of appeal. Nothing herein stated shall be construed as prohibiting Corporation from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Employee. In any action or proceeding to enforce the provisions of this paragraph 9, or seeking damages for breach or threatened breach of this paragraph 9, the prevailing party shall be reimbursed by the other party for all costs incurred in such action or proceeding including, without limitation, all court costs and filing fees, and all reasonable attorneys' fees, incurred either at the trial level or at all appellate levels. Such reimbursement, if any, shall be paid within thirty (30) calendar days after the rendition of a final non- appealable order in such action or proceeding.

                          c.      The existence of any claim or cause of action
by Employee against Corporation, which does not relate to this Agreement, shall not constitute a defense to the enforcement by Corporation of the foregoing restrictive covenant.

                          d.      In the event Corporation obtains an
injunction against Employee arising from Employee's violation of any of the covenants set forth in this paragraph 9, then





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all of the terms of and covenants in this paragraph 9 shall automatically be extended for a period of one (1) year, with such extension period commencing, without Order of Court or any writing or other action by the parties hereto, on the date that a final, non-appealable injunction Order is entered against Employee in any such action or proceeding to enforce the provisions of this paragraph.

                 10. Termination. This Agreement may be terminated prior to the term provided for by paragraph 1 hereof upon the occurrence of any of the following events:

                          a.      Immediately, upon written notice by
Corporation that Employee has committed an event for "cause" under paragraphs 11(a), (b), (c), (e) or (h) hereof;

                          b.      Thirty (30) days after Corporation's notice
to Employee that he has committed an event for "cause" under paragraphs 11(d),
(f) or (g), and Employee has failed to cure any such specified violation to the reasonable satisfaction of Corporation;

                          c.      Upon Employee's death;

                          d.      Upon Corporation's dissolution; or

                          e.      At any time by written agreement of the
parties.


                 11. Definition of "Cause". As used in this Agreement, the term "cause" shall mean any of the following events:

                          a.      Employee's commission of any act constituting
embezzlement, theft or misappropriation of Corporation's funds;

                          b.      Employee's acceptance of kickbacks, bribery
or any other "off-the-books" payment which relate directly or indirectly to Corporation's business;

                          c.      Employee's violation of paragraph 7 above;

                          d.      Employee's violation of paragraph 8 above;

                          e.      Employee's violation of paragraph 9 above;

                          f.      Employee's gross negligence or gross
malfeasance in the performance of his duties hereunder;





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                          g.      Any material breach by Employee of the terms
of this Agreement;

                          h.      Employee's termination of his employment with
Corporation without the prior written consent of Corporation, except that this subparagraph (h) shall not include a termination by employee of his employment with Corporation, after thirty (30) days written notice thereof, in the event of the nonpayment by Corporation to Employee of amounts due Employee hereunder pursuant to the terms hereof or during said additional thirty (30) day period or other material breach of this Agreement by Corporation.

                 12. Notices. All notices required to be given hereunder shall be in writing, sent certified mail, return receipt requested, postage prepaid to the following addresses:

                 If to Employee, then to:

                          Keith Larkin
                          c/o Pro Tech Communications, Inc.
                          3311 Industrial 25th Street
                          Fort Pierce, Florida 34946

                 If to Corporation, then to:

                          Chairman of the Board of Directors
                          Pro Tech Communications, Inc.
                          3311 Industrial 25th Street
                          Fort Pierce, Florida 34946


                 13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

                 14. Remedies and Waivers. If a party is in breach of any provision of this Agreement, the non-breaching party shall be entitled to pursue all remedies available to the non-breaching party for such breach, including, but not limited to, the recovery of damages and injunctive relief. The waiver by either party hereto of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party hereto.

                 15. Binding Effect and Assignment. This Agreement shall be binding upon the parties, their heirs, personal representatives, successors and assigns. This Agreement is personal as to Employee and may not be assigned by Employee. This Agreement may be assigned by Corporation without the prior consent of Employee, provided, however, that: (a) the assignee shall agree in writing to fulfill Corporation's obligations to Employee hereunder,





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and (b) such an assignment shall not release Corporation from its obligations hereunder, unless agreed to in writing by Employee.

                 16. Severability. None of the provisions of this Agreement depend on the validity of any other provision and the invalidity, illegality or unenforceability, in whole or in part, of any provision shall not affect any other provision herein contained.

                 17. Entire Understanding. This Agreement contains the entire understanding of the parties relating to the employment of the Employee by Corporation. It may not be changed orally but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

                 18. Headings. The headings contained herein are for reference purposes only and shall be without substantive meaning.

                 19. Counterparts. This Agreement may be executed in identical counterparts, each of which shall be deemed an original, and such counterparts, taken together shall constitute one and the same instrument.


                 IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


In the presence of:
                                         PRO TECH COMMUNICATIONS, INC.


 /s/ Roberta McFarlane                  By: /s/ Kenneth Campell
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/s/ Rosemary Sunderman                  /s/ Keith Larkin
------------------------                --------------------------------
                                        Keith Larkin





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